UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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VAXART, INC
(Name of Registrant as Specified In Its Charter)

DANIEL P. HOULE MARK SILVERBERG, DDS, MD MATTHEW M. WALLACE, MD PATRICE RAFFY Q3 NOMINEES PTY LTD MARC EUSTACE PEREIRA
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Daniel P. Houle and the other participants named herein (collectively, the “Concerned Vaxart Stockholders”) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of the Concerned Vaxart Stockholders’ slate of director nominees at the 2026 annual meeting of stockholders of Vaxart, Inc., a Delaware corporation (the “Company”).

On June 22, 2026, the Concerned Vaxart Stockholders issued the following Investor Presentation titled “A Case for Change at Vaxart”. A copy of the Investor Presentation is also attached hereto as Exhibit 1.

THE CONCERNED VAXART STOCKHOLDERS

A coalition of retail investors owning 1,515,343 shares of Vaxart, Inc. (OTCQX: VXRT)

A Case for Change at Vaxart

Restore Accountability. Restore Transparency. Restore Value.

VOTE THE GOLD UNIVERSAL PROXY CARD

FOR HOULE • SILVERBERG • WALLACE

2026 Annual Meeting of Stockholders | July 16, 2026 | Virtual Format

EXECUTIVE SUMMARY

Five Failures. Three Independent Directors. One GOLD Card.

59.0%	67.5%	–91%	$343M
2025 WITHHELD votes from Director Wheadon	2025 vote AGAINST say-on-pay	5-year total shareholder return	Cumulative losses since 2020

Why Stockholders Should Vote FOR Houle, Silverberg and Wallace

- **Sustained TSR underperformance.** –91% over 5 years and –124% vs. the S&P Biotech over 10 years.
- **Clear nexus to specific board decisions.** The June 13, 2024 dilution erased the entire benefit of the $453M BARDA award within three hours.
- **Pre-existing stockholder dissatisfaction.** In 2025, a majority of stockholders withheld support from directors Wheadon (59.0%), Heron (50.9%) and Lo (50.5%) — "zombie directors" seated only due to Vaxart's plurality voting standard.
- **Pay-for-failure and ignored say-on-pay.** Say-on-pay failed with 67.5% of stockholders voting AGAINST in 2025; the Board then granted larger equity awards anyway.
- **Not control — finishing the stockholders' job.** Three independent nominees —50% of the Board — to remove only the directors a majority of stockholders already voted against.

Source: Vaxart Form 8-K (Item 5.07), June 13, 2025

How the Vaxart Campaign Maps to the Five Tests of a Sound Dissident Case

A credible case for change rests on five factors. The Vaxart record clears each one.

Factor	What It Tests	Vaxart Record
1. Long-term TSR underperformance	Sustained underperformance vs. peers and broad indices, not cyclical	**–91% 5Y TSR; –47% (1Y), –93% (3Y) and –124% (10Y) vs. S&P Biotech**
2. Strategic, operational or governance issues	Identifiable, board-driven decisions that destroyed value	**BARDA-day dilution; FBI/Yedid disclosure failure; overrode a rejected stockholder vote**
3. Nexus between issues and proposed change	Dissident remedy directly addresses the gaps	**Three nominees bring clinical-trial expertise, governance knowledge or ownership which most of the current Board lacks**
4. Track record of unresponsive board	Prior stockholder votes ignored or marginalized	**Say-on-pay 67.5% AGAINST → Board granted larger awards anyway; majority WITHHELD on three incumbents**
5. Proportionate change	Non-majority slate preferred over full-board change	**50% of board (3 of 6) — not control. We seek to remove only the "zombie directors" a majority already voted against.**

Source: Vaxart Form 8-K (Item 5.07), June 13, 2025

Clinical-Stage Oral Vaccine Developer in Need of Better Oversight

Vaxart, Inc. (OTCQX: VXRT) is a clinical-stage biotechnology company developing oral, room-temperature-stable, pill-based recombinant vaccines using a proprietary delivery platform. The science is promising. The governance has not been.

Pipeline Focus Areas

Norovirus Oral pill candidate — lead program; gastrointestinal pathogen with significant unmet need.

COVID-19 Oral pill candidate — Phase 2b funded by BARDA project award; licensed to Dynavax (Nov. 2025).

HPV Pre-clinical oral vaccine candidate targeting cancer-causing strains.

Influenza & RSV Pre-clinical platform programs.

COMPANY SNAPSHOT

Ticker
OTCQX: VXRT

Headquarters
South San Francisco, CA

CEO
Steven Lo (since March 2024)

Shares Outstanding
242,044,838 (May 26, 2026)

Market
OTCQX marketplace

Annual Meeting
July 16, 2026 (virtual)

Record Date
May 26, 2026

Board Size
6 directors

What the Board Will Tell You — and Why It Doesn’t Change the Case

The recent milestones are real — but they were financed by the dilution we flag, and we believe none of them fixes the governance failures the slate exists to address.

What the Board says	The reality	Why it doesn’t change your vote
Phase 2b COVID trial is fully enrolled	Enrollment (~5,400) is a milestone — but it was funded by the $453M BARDA award and the June 2024 dilution.	**Execution doesn’t cure the capital-allocation and disclosure failures the slate exists to fix.**
Dynavax license (Nov. 2025)	Out-licensing COVID validates the science, but moves upside to a partner and away from holders.	**It underscores — rather than removes — the need for capital-markets and partnership discipline on the Board.**
Refreshed Board (two new directors)	Average tenure is cited at ~2.3 years — yet the three we oppose (Lo, Heron, and Wheadon) all remain.	**Our slate replaces only those three “Zombie Directors” and leaves the newer directors in place.**
Promising science and pipeline	“Progressing the pipeline” is asserted, not shown — avian-flu and HPV remain preclinical after years, with no disclosed plan or date for Phase 1 despite strong data (100% ferret survival in avian flu).	**Years in preclinical with no Phase 1 date is precisely the urgency and oversight gap our nominees are there to close.**

Source: Vaxart SEC filings and company press releases

“Don’t Disrupt the Board” — Why That Argument Fails

On June 16, 2026, the Board’s two newest directors urged a WHITE-card vote, calling our nominees “unqualified” and a “disruption.” Three independent seats are additive oversight — not disruption.

What the June 16 letter says	Why we believe it’s wrong	Why we believe our nominees are additive
The current Board has the “experience, independence and judgment” to oversee the path forward.	A majority of stockholders WITHHELD from Lo (50.5%), Heron (50.9%) and Wheadon (59.0%) in 2025 — they remain on the Board only due to Vaxart’s plurality voting standard.	Three of six seats remove only those three directors. The newer directors who the letter’s authors represent stay in place.
Replacing directors with our nominees would “undermine” government and commercial relationships.	BARDA-day dilution and the Dynavax out-license happened under this Board — a non-majority slate does not control those relationships.	A Clinical & Regulatory Affairs Committee and FDA-cleared trial experience strengthen, not threaten, those relationships.
The newest directors “hold management accountable” and push for change “when needed.”	Accountability was absent when the Board ignored a 67.5% say-on-pay AGAINST vote and then granted larger awards.	Capital-markets and disclosure-controls expertise our nominees bring is precisely the accountability the record shows is missing.
This is “not the time to disrupt” with milestones ahead.	Continuity has produced a –91% five-year return; “more of the same” is the risk, not the remedy.	Adding owners with >1% aggregate ownership aligns the boardroom with stockholders during the milestones that matter most.

Five Years of Underperformance — Not a Market Problem

–47.2%	**–93.1%**	**–124.3%**	**–220.6%**
vs. S&P Biotech, 1Y	vs. S&P Biotech, 3Y	vs. S&P Biotech, 10Y	vs. Russell 2000, 10Y

We believe that these are not the results of a difficult market. They are the results of a Board and management team that has failed at its most basic job: creating value for stockholders – the true owners of Vaxart.

Vaxart's underperformance is sustained, broad-based and idiosyncratic — the precise pattern that supports a change of direction.

Source: FactSet; TSR to the unaffected date (Aug. 20, 2025); 5-yr –91% as of May 20, 2026 • Vaxart Form 10-K (cumulative losses since 2020)

The $453M BARDA Award — Diluted Away in Three Hours

June 13, 2024 — what should have been Vaxart's best day became a textbook case of value-destructive capital allocation.

4:00 PM ET

Stock Closes

VXRT closes at $0.75 per share heading into a transformational announcement that should have re-rated the stock.

4:15 PM ET

$453M BARDA Award

Project award through BARDA Rapid Response Partnership Vehicle for Phase 2b oral COVID-19 study — $65.7M immediately available.

7:07 PM ET

50M Share Dilution

Three hours later, Vaxart announces an underwritten offering of 50 million shares at $0.80 — barely above the prior close.

Stockholders never got the chance to benefit from the BARDA announcement. Management captured the headline; existing stockholders absorbed the dilution.

Source: Vaxart press releases, June 13, 2024 • Vaxart SEC Filings

Dilution Was a Choice — Not the Only Way to Fund the Pipeline

A clinical-stage developer must raise capital — the dispute is how, not whether. We believe that better-structured options existed that would have funded the science while protecting existing stockholders.

Financing option	How it works	Why it protects existing holders
Pro-rata rights offering	Offer every existing holder the right to buy new shares at the same price, pro rata to their stake — the approach activists pressed for over the 2024 underwritten deal.	Holders can maintain their ownership percentage instead of being diluted by an outside placement priced barely above market.
Non-dilutive, milestone-based funding	Expand BARDA / government project awards, grants and partnership upfronts (e.g., the Dynavax structure) tied to clinical milestones.	Brings in capital without issuing new equity at depressed prices — directly addressing the BARDA-day pattern.
Disciplined, priced ATM program	Sell stock gradually into market strength under a board capital-allocation policy, rather than a single 50M-share block at $0.80.	Avoids the one-day, value-destructive overhang that erased the BARDA re-rating within three hours.
Partnership & royalty structures	Out-license or co-develop non-core programs (HPV, influenza/RSV) for upfronts and milestones while retaining lead-asset upside.	Funds the platform while keeping more of the value with stockholders than a deeply dilutive equity raise.

FACTOR 2 — BOARD DECISION #2

The Yedid Resignation the Board Did Not Fully Disclose

FAILED DISCLOSURE — THE YEDID RESIGNATION

Nov. 2024	FBI agents approached sitting director Robert A. Yedid in connection with an insider-trading investigation.
Jan. 28, 2025	Company announced Mr. Yedid resigned "for personal reasons" and thanked him for his service. No mention of FBI or any federal investigation.
June 6, 2025	Mr. Yedid pled guilty to the insider-trading scheme.

The Board chose a flattering farewell over candid disclosure. We believe stockholders deserved to know.

WHY THE NON-DISCLOSURE MATTERS

A board isn't required to disclose every personnel matter — but candor about a director under federal investigation is a basic test of trust.

The omission	Stockholders were told only "personal reasons" — not that the FBI had approached a sitting director months earlier.
The oversight	Disclosure controls and audit-committee oversight exist to surface exactly this. Here, they did not.
The pattern	It fits a broader pattern of telling stockholders less than they are owed.

A board that withholds this forfeits the trust it asks you to renew.

Source: Vaxart Form 8-K (director resignation), Jan. 28, 2025 • U.S. Department of Justice (guilty plea, June 6, 2025)

Pay-for-Failure: NEO Compensation Despite Voted Opposition

Named Executive Officer	Salary	Stock Awards	Option Awards	TOTAL
Steven Lo — President & CEO	$650,000	$776,203	$964,910	$2,810,918
James Cummings, M.D. — CMO	$521,000	$208,116	$302,106	$1,254,494
Sean Tucker, Ph.D. — CSO	$465,000	$208,116	$279,220	$1,144,358
TOTAL — 3 NEOs	**$1,636,000**	**$1,192,435**	**$1,546,236**	**$5,209,770**

+35%

CEO pay YoY increase for FY2025

Strike prices on CEO option grants — set as the stock fell:

$0.5126

March 24, 2025 grant — 2,108,000 options struck after a year of value destruction

$0.78

Earlier grant at a beaten-down price reflecting accumulated underperformance

$1.16

Older grant, still well below long-term equity value created for stockholders

Source: Vaxart Form 8-K (Item 5.07), June 13, 2025

Three Independent Nominees — Each Closes a Specific Gap

Each nominee owns Vaxart stock — capital aligned with yours — and brings expertise this Board demonstrably lacks. Three of six is a non-majority slate, a lower-disruption change consistent with the record of failure.

Matthew M. Wallace, MD

Physician Leader &
Clinical-Trial Operator

- Largest stockholder among CVS coalition members.
- Double board-certified Dermatologist; fellowship-trained Mohs surgeon.
- Hands-on clinical trial design, execution and FDA-clearance experience.
- Peer-reviewed in JAMA Dermatology and JAAD; DoD- and NIH-funded research.

Mark Silverberg, DDS, MD

Anesthesiologist, Inventor &
Healthcare Entrepreneur

- Significant personal Vaxart stockholder — ownership alignment.
- Holds two active U.S. patents — third in development.
- Founder & CIO of HEATJAC, LLC — operating P&L responsibility; former part-owner of Mobile Anesthesiologists of Chicago, LLC.
- Former Medical Director, VISTA Surgery & Treatment Center.

Daniel P. Houle

Coalition Founder &
Stockholder Advocate

- Vaxart stockholder since 2020 — long-term capital at risk, aligned with you.
- Founded and organized the Concerned Vaxart Stockholders coalition (1,515,343 shares of aggregate ownership).
- Designed and led the stockholder campaign that surfaced the Board's disclosure and pay failures.
- An owner's focus on governance — accountability, transparency and board oversight.

Skills the Current Board Lacks — That Our Nominees Bring

The Board's gaps connect directly to the decisions that destroyed value. Our slate of director nominees is designed to close those specific gaps.

Capability	Three Incumbents We Oppose	Houle	Silverberg	Wallace
Clinical trial design & FDA clearance experience	—	—	—	•
Operating P&L / entrepreneurship	—	—	•	•
Activist governance / stockholder advocacy	—	•	—	—
Capital-markets oversight (anti-dilution discipline)	—	•	—	•
Invested personal capital in Vaxart	Mixed	•	•	•
Independence from management	Mixed	•	•	•
Disclosure-controls scrutiny (post-Yedid)	—	•	—	•

Each row corresponds to a documented failure (BARDA dilution, Yedid disclosure, ignored say-on-pay vote). The slate is constructed to address them — not to assume control.

FACTOR 4 — UNRESPONSIVE BOARD

Stockholders Withheld Majority Support From Four Directors. The Board Seated Them Anyway.

At the 2025 Annual Meeting, stockholders sent unmistakable signals on each of the three incumbent directors we now oppose — and on Board compensation practices. The Board's pattern of rising executive pay simply continued.

2025 Director Election — % WITHHELD (of For + Withheld)


David Wheadon, M.D.
59.0%
Elaine J. Heron, Ph.D.
50.9%
Steven Lo (CEO)
50.5%
Michael J. Finney, Ph.D.
51.5%
Kevin P. Finney
48.7%
W. Mark Watson
44.0%

Zombie directors: four of the six 2025 nominees failed to win majority support (more WITHHELD than FOR votes) yet kept their seats due to Vaxart's plurality voting standard. We oppose the three directors who remain (in red); the two we support cleared majority support; the fourth — M. Finney (51.5%) — has since retired.

67.5%

2025 vote AGAINST say-on-pay
(71.5M against vs. 34.4M for)

A CONTINUED PATTERN

- **CEO total pay, FY2025:** $2.81M — up 35% from FY2024
- **Top 3 NEOs, FY2025:** $5.21M combined

Rejected at the ballot. Raised anyway.

Source: Vaxart Form 8-K (Item 5.07), June 13, 2025

Three Incumbents Accountable for Vaxart's Decline

We do not oppose the election of nominees Breitmeyer, Finney or Watson—We do oppose the re-election of the three incumbent directors below — each of whom failed to win majority support in 2025, kept in their seats only due to the Company's plurality voting standard.

Steven Lo

President & CEO, Director

Director since March 2024

50.5% WITHHELD in 2025

- Architect of the June 13, 2024 dilution that erased BARDA upside.
- FY2025 total compensation $2.81M, +35% YoY, as shares collapsed.
- Significant value destruction during tenure.
- Majority withheld vote indicates stockholders have lost confidence in leadership.

Elaine J. Heron, Ph.D.

Independent Director

Director since August 2022

50.9% WITHHELD in 2025

- Three+ years on the Board through the period of greatest value destruction.
- <1% beneficial ownership; most holdings are option grants.
- Did not stop the Board from ignoring the 2025 say-on-pay vote.
- Did not deliver the biotech oversight to prevent BARDA-day dilution.
- Chair of Nominating and Governance Committee.

David Wheadon, M.D.

Independent Director

Director since April 2021

59.0% WITHHELD in 2025

- Longest-serving incumbent opposed — five years through repeated failures.
- Never purchased a single share.
- Failed to ensure candid disclosure of the Yedid resignation.
- Ignored failed say-on-pay vote as Chair of Compensation Committee.

Source: Vaxart Form 8-K (Item 5.07), June 13, 2025

Not a Majority of the Board — Three of Six Seats, Not Control

Strategic Partnerships

Pursue norovirus partnerships with the cruise industry and HPV/cancer-prevention partnerships with academic medical centers and oncology, OB/GYN, dermatology, GI and urology specialty groups.

Two New Board Committees

Establish a Clinical & Regulatory Affairs Committee (trial oversight, FDA interactions, milestones) and a Stockholder Relations Committee (investor feedback, transparency, engagement).

Tell the VAAST Story

Proactive PR strategy: investor conferences, scientific and public-health forums, and mainstream media outreach to surface the platform's clinical promise.

Rebuild Employee Trust

Engage with Vaxart employees to address workforce reductions, turnover and morale across the organization.

Transparency & Engagement

Clear, consistent communication on strategic priorities, partnership discussions, clinical development progress and capital allocation — to stockholders and employees.

We are not seeking control. We are asking stockholders to finish what they started — removing only the three “zombie directors” a majority of stockholders already voted against, who kept their seats solely due to the Company’s plurality voting standard.

VOTE FOR CHANGE

Restore Accountability. Restore Transparency. Restore Value.

Daniel P. Houle

Coalition Founder & Stockholder Advocate

Vaxart stockholder since 2020 • CVS founder

Mark Silverberg, DDS, MD

Healthcare Inventor & Entrepreneur

Anesthesiologist • Two active U.S. patents

Matthew M. Wallace, MD

Physician Leader & Clinical-Trial Operator

FAAD, FACMS • Largest CVS stockholder

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3 Questions?

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IMPORTANT INFORMATION

Disclaimer

The materials contained herein (the "Materials") represent the opinions of Daniel P. Houle, Mark Silverberg, DDS, MD, Matthew M. Wallace, MD, Patrice Raffy, Q3 Nominees Pty Ltd and Marc Eustace Pereira (collectively, the "Concerned Vaxart Stockholders" or "we") and are based on publicly available information with respect to Vaxart, Inc. (the "Company"). The Concerned Vaxart Stockholders recognize that there may be confidential information in the possession of the Company that could lead it or others to disagree with the Concerned Vaxart Stockholders' conclusions. The Concerned Vaxart Stockholders reserve the right to change any of their opinions expressed herein at any time as they deem appropriate and disclaim any obligation to notify the market or any other party of any such changes. The Concerned Vaxart Stockholders disclaim any obligation to update the information or opinions contained herein. Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission ("SEC") or other regulatory authorities and from other third-party reports. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by the Concerned Vaxart Stockholders herein are based on assumptions that the Concerned Vaxart Stockholders believe to be reasonable as of the date of the Materials, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material. The Materials are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security.

Members of the Concerned Vaxart Stockholders currently beneficially own, and/or have an economic interest in, securities of the Company. It is possible that there will be developments in the future (including changes in price of the Company's securities) that cause one or more members of the Concerned Vaxart Stockholders from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional securities (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to some or all of such securities. To the extent that the Concerned Vaxart Stockholders disclose information about their position or economic interest in the securities of the Company in the Materials, it is subject to change and the Concerned Vaxart Stockholders expressly disclaim any obligation to update such information.

The Materials contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "potential," "opportunity," "estimate," "plan," "may," "will," "projects," "targets," "forecasts," "seeks," "could," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of the Materials and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Concerned Vaxart Stockholders. Although the Concerned Vaxart Stockholders believe that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of the Materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. The Concerned Vaxart Stockholders will not undertake and specifically decline any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Unless otherwise indicated herein, the Concerned Vaxart Stockholders have not sought or obtained consent from any third party to use any statements, photos or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made as to the accuracy of data or information obtained or derived from filings made with the SEC by the Company or from any third-party source. All trade names, trademarks, service marks, and logos herein are the property of their respective owners who retain all proprietary rights over their use.